Exhibit 5.1

Our ref AKT/604541/21055315

BCD Semiconductor Manufacturing Limited

PO Box 309

Ugland House

George Town

Grand Cayman, KY1-1104

Cayman Islands

25 May 2011

Dear Sirs

BCD Semiconductor Manufacturing Limited (the “Company”)

We have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about 25 May 2011 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of: (A) 16,751,258 Ordinary Shares, par value US$0.001 per share (the “2002 Shares”) that are issuable upon the exercise of outstanding options granted under the Company’s 2002 Share Plan (the “2002 Share Plan”); and (B) 12,885,506 Ordinary Shares, par value US$0.001 per share of the Company (the “2010 Shares” and together with the 2002 Shares, the “Shares”) for issuance pursuant to the Company’s 2010 Equity Incentive Plan (the “2010 Plan” and together with the 2002 Share Plan, the “Plans”). The aggregate number of 2010 Shares for issuance under the 2010 Plan is comprised of (i) 11,062,039 Ordinary Shares, par value US$0.001, (ii) any shares that, as of the completion of the Company’s initial public offering, had been reserved but not issued pursuant to awards granted under the 2002 Share Plan and are not subject to any awards granted thereunder (which was 1,663,905 Ordinary Shares, par value US$0.001), and (iii) any shares subject to awards granted under the 2002 Share Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2002 Share Plan that are forfeited to or repurchased by the Company (which was 159,562 Ordinary Shares, par value US$0.001 as of 24 May 2011). To the extent outstanding awards under the 2002 Share Plan are forfeited or lapse unexercised and the 2002 Shares subject to such awards would otherwise have been returned to the share reserve under the 2002 Share Plan, such 2002 Shares will instead be added to the 2010 Shares available for future issuance under the 2010 Plan.

As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Plans and the issue of the Shares by the Company (the “Resolutions”) and have assumed that the Shares will be issued in accordance with the applicable Plan and the Resolutions.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the applicable Plan and in accordance with the Resolutions and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Maples and Calder

Maples and Calder